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                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT


         This AGREEMENT (the "Agreement") is made as of September 1, 1999 (the "Effective Date"), by and between People's Mortgage Corporation, a Massachusetts corporation with its headquarters located in South Easton (the "Employer"), and Richard G. Reese, Jr. (the "Executive"). In consideration of the mutual covenants contained in this Agreement, the Employer and the Executive agree as follows:

         1. EMPLOYMENT. The Employer agrees to employ the Executive, and the Executive agrees to be employed by the Employer on the terms and conditions set forth in this Agreement.

         2. CAPACITY. The Executive shall serve the Employer initially as Regional Manager. The Executive shall also serve the Employer in such other or additional offices as the Executive may be requested to serve by the Board of Directors of the Employer (the "Board of Directors") or the Chief Executive Officer. In such capacity or capacities, the Executive shall perform such services and duties in connection with the business, affairs and operations of the Employer as may be assigned or delegated to the Executive from time to time by or under the authority of the Board of Directors or the Chief Executive Officer.

         3. TERM. Subject to the provisions of Section 6, the term of employment pursuant to this Agreement (the "Term") shall be five (5) years and 4 months, beginning on the Effective Date and ending on December 31, 2004. Thereafter, this Agreement shall automatically be renewed annually for an additional one year term unless (a) either the Executive or the Employer gives written notice to the other not less than sixty (60) days prior to the date of the end of the current term of its or his intent not to renew the Agreement, or
(b) this Agreement is earlier terminated pursuant to Section 6 hereof. The last day of the initial or any renewal term is herein referred to as the "Expiration Date."

         4. COMPENSATION AND BENEFITS. The regular compensation and benefits payable to the Executive under this Agreement shall be as follows:

                  (a) SALARY. For all services rendered by the Executive under this Agreement, the Employer shall pay the Executive a salary (the "Salary") at the annual rate of two hundred and forty thousand dollars ($240,000). The Salary shall be payable in periodic installments in accordance with the Employer's usual practice for its senior executives.

                  (b) ADDITIONAL COMPENSATION. Subject to the provisions of Sections 6 and 8, for services rendered by the Executive under this Agreement, the Employer shall pay to the Executive the compensation as provided in SCHEDULE A attached hereto on such dates as are provided therein. The Executive shall be deemed to have earned the compensation as provided in SCHEDULE A only if (i) he is employed by the Employer at




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         the time a payment pursuant to SCHEDULE A is due, and (ii) the
         Executive has not breached any of his material obligations under this Agreement; provided that any breach of his obligations under Section 7 shall be deemed material for purposes of this Agreement.

                  (c) REGULAR BENEFITS. The Executive shall also be entitled to participate in any employee benefit plans, medical insurance plans, life insurance plans, disability income plans, retirement plans, vacation plans, and other benefit plans which the Employer may from time to time have in effect for all or most of its senior executives. Such participation shall be subject to the terms of the applicable plan documents, generally applicable policies of the Employer, applicable law and the discretion of the Board of Directors, the Compensation Committee of the Board of Directors or any administrative or other committee provided for in or contemplated by any such plan. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Employer to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time.

                  (d) ADDITIONAL BENEFITS. The Employer shall provide the following additional benefits to the Executive:

                           (i) BUSINESS EXPENSES. The Employer shall reimburse the Executive for his reasonable business expenses incurred by him in the performance of his duties and responsibilities, subject to the Employer's usual practice and such requirements with respect to substantiation and documentation as may be specified by the Employer.

                           (ii) AUTOMOBILE. The Employer shall provide the Executive an automobile allowance of six hundred dollars ($600.00) per month (inclusive of payments relating to leases, rentals, gas, maintenance, etc.)

                  (e) TAXATION OF PAYMENTS AND BENEFITS. The Employer shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Employer to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

                  (f) EXCLUSIVITY OF SALARY AND BENEFITS. The Executive shall not be entitled to any payments or benefits other than those provided under this Agreement.

         5. EXTENT OF SERVICE. During the Executive's employment under this Agreement, the Executive shall, subject to the direction and supervision of the Board of Directors or the







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Chief Executive Officer, devote the Executive's full business time, best efforts and business judgment, skill and knowledge to the advancement of the Employer's interests and to the discharge of the Executive's duties and responsibilities under this Agreement. The Executive shall not engage in any other business activity, except as may be approved by the Board of Directors; provided that nothing in this Agreement shall be construed as preventing the Executive from:

                  (a) investing the Executive's assets in any company or other entity in a manner not prohibited by Section 7(d) and in such form or manner as shall not require any material activities on the Executive's part in connection with the operations or affairs of the companies or other entities in which such investments are made; or

                  (b) engaging in religious, charitable or other community or non-profit activities that do not impair the Executive's ability to fulfill the Executive's duties and responsibilities under this Agreement.

         6. TERMINATION AND TERMINATION BENEFITS. Notwithstanding the provisions of Section 3, the Executive's employment under this Agreement shall terminate under the following circumstances set forth in this Section 6.

                  (a) DEATH. In the event of Executive's death during his employment with the Employer, this Agreement shall terminate automatically effective as of the end of the month during which the date of death shall have occurred without further liability on the part of the Employer.

                  (b) TERMINATION BY THE EMPLOYER FOR CAUSE. The Executive's employment under this Agreement may be terminated for cause without further liability on the part of the Employer effective immediately upon a vote of the Board of Directors and written notice to the Executive. Only the following shall constitute "cause" for such termination:

                           (i)      dishonest statements or acts of the
                  Executive with respect to the Employer or any affiliate of the Employer;

                           (ii) the commission by or indictment of the Executive for (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud ("indictment," for these purposes, meaning an indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made);

                           (iii) failure to perform to the reasonable satisfaction of the Board of Directors a substantial portion of the Executive's duties and responsibilities assigned or delegated under this Agreement, which failure continues, in the






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                  reasonable judgment of the Board of Directors, after written notice given to the Executive by the Board of Directors;

                           (iv) gross negligence, willful misconduct or insubordination of the Executive with respect to the Employer or any affiliate of the Employer;

                           (v) violation of any law, rule or regulation applicable to the Employer's business; or

                           (vi) material breach by the Executive of any of the Executive's obligations under this Agreement; provided that any breach of his obligations under Section 7 shall be deemed material for purposes of this Agreement.

                  (c) TERMINATION BY THE EXECUTIVE. The Executive's employment under this Agreement may be terminated by the Executive by written notice to the Board of Directors at least sixty (60) days prior to such termination.

                  (d) TERMINATION BY THE EMPLOYER WITHOUT CAUSE. Subject to the payment of Termination Benefits pursuant to Section 6(e), the Executive's employment under this Agreement may be terminated by the Employer without cause upon written notice to the Executive by a vote of the Board of Directors.

                  (e)      CERTAIN TERMINATION BENEFITS.

                           (i) Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to the Executive under this Agreement shall terminate on the date of termination of the Executive's employment under this Agreement.

                           (ii) Notwithstanding Section 6(e)(i) and subject to Section 4(b)(ii), in the event (A) a Terminating Event (as defined in Section 8(b)) occurs within two (2) years after a Change in Control (as defined in Section 8(a)), or (B) the Executive is terminated by the Employer for any reason other than for cause (as defined in Section 6(b)), the Employer shall pay to the Executive an aggregate amount equal to three million three hundred thousand dollars ($3,300,000.00); provided that such amount shall be reduced by all payments previously made to the Executive pursuant to Section 4(b); and provided further that such amount shall be payable in one lump-sum payment on the date of such termination or resignation.

                           (iii) Notwithstanding Section 6(e)(i) and (ii), if at the time the Executive's employment with the Executive terminates pursuant to either Section 6(e)(ii)(A) or (B) the Employer has paid to the Executive pursuant to Section 4(b)(ii) an amount equal to or greater than three million three hundred






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                  thousand dollars ($3,300,000.00), the Executive shall be
                  entitled to the Executive's full Salary and benefits under
                  Section 4(c) (except to the extent that the Executive may be ineligible for one or more such benefits under applicable plan terms) for a period of two years subsequent to the date of such termination.

                  (f) DISABILITY. If the Executive shall be disabled so as to be unable to perform the essential functions of the Executive's then existing position or positions under this Agreement with or without reasonable accommodation, the Chief Executive Officer or the Board of Directors may remove the Executive from any responsibilities and/or reassign the Executive to another position with the Employer for the remainder of the Term or during the period of such disability. Notwithstanding any such removal or reassignment, the Executive shall continue to receive the Executive's full Salary (less any disability pay or sick pay benefits to which the Executive may be entitled under the Employer's policies) and benefits under Section 4(c) of this Agreement (except to the extent that the Executive may be ineligible for one or more such benefits under applicable plan terms) for a period of time equal to the lesser of (i) six (6) months; or (ii) the remainder of the Term. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive's then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Employer shall, submit to the Employer a certification in reasonable detail by a physician selected by the Employer to whom the Executive or the Executive's guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Employer's determination of such issue shall be binding on the Executive. Nothing in this Section 6(e) shall be construed to waive the Executive's rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. ss.2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. ss.12101 et seq.

         7.       CONFIDENTIAL INFORMATION, NONCOMPETITION AND COOPERATION.

                  (a) CONFIDENTIAL INFORMATION. As used in this Agreement, "Confidential Information" means information belonging to the Employer which is of value to the Employer in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Employer. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as lending relationships, financial product developments, or possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the






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         Employer. Confidential Information includes information developed by the Executive in the course of the Executive's employment by the Employer, as well as other information to which the Executive may have access in connection with the Executive's employment. Confidential Information also includes the confidential information of others with which the Employer has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive's duties under
         Section 7(b).

                  (b) CONFIDENTIALITY. The Executive understands and agrees that the Executive's employment creates a relationship of confidence and trust between the Executive and the Employer with respect to all Confidential Information. At all times, both during the Executive's employment with the Employer and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Employer, except as may be necessary in the ordinary course of performing the Executive's duties to the Employer.

                  (c) DOCUMENTS, RECORDS, ETC. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Employer or are produced by the Executive in connection with the Executive's employment will be and remain the sole property of the Employer. The Executive will return to the Employer all such materials and property as and when requested by the Employer. In any event, the Executive will return all such materials and property immediately upon termination of the Executive's employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

                  (d) NONCOMPETITION AND NONSOLICITATION. During the Term and for two years thereafter, the Executive (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined); (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting any employee of the Employer (or anyone who had been employed by the Employer within 3 months prior to the termination of the Executive's employment), or inducing or influencing any person to leave employment with the Employer (other than terminations of employment of subordinate employees undertaken in the course of the Executive's employment with the Employer); and (iii) will refrain from soliciting or encouraging any customer, investor or supplier to terminate or otherwise modify adversely its business relationship with the Employer. The Executive understands that the restrictions set forth in this Section 7(d) are intended to protect the Employer's interest in its Confidential Information and established employee, customer, investor and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term "Competing Business" shall mean a business conducted anywhere in the States of






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         Maryland and Virginia relating to residential mortgage lending or brokering or which is competitive with any other business which the Employer or any of its affiliates conducts or proposes to conduct at any time during the employment of the Executive. Notwithstanding the foregoing, the Executive may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business.

                  (e) THIRD-PARTY AGREEMENTS AND RIGHTS. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive's use or disclosure of information or the Executive's engagement in any business. The Executive represents to the Employer that the Executive's execution of this Agreement, the Executive's employment with the Employer and the performance of the Executive's proposed duties for the Employer will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive's work for the Employer, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Employer any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

                  (f) LITIGATION AND REGULATORY COOPERATION. During and after the Executive's employment, the Executive shall cooperate fully with the Employer in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Employer which relate to events or occurrences that transpired while the Executive was employed by the Employer. The Executive's full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employer at mutually convenient times. During and after the Executive's employment, the Executive also shall cooperate fully with the Employer in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Employer. The Employer shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive's performance of obligations pursuant to this Section 7(f).

                  (g) INJUNCTION. The Executive agrees that it would be difficult to measure any damages caused to the Employer which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 8 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Employer shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate






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         equitable relief to restrain any such breach without showing or proving any actual damage to the Employer.

                  (h) The restrictions contained in this Section 7 are reasonable in kind, duration and scope, and, furthermore, the Executive specifically acknowledges that the duration of the restrictions set forth in Section 7(d) (i.e., Term and two years thereafter) are reasonable in light of the fact that, effective until the date of this Agreement, the Executive was a member of Allied Bancshares Mortgage Group, LLC, the assets of which company were purchased by the Employer on the date of this Agreement.

         8.       SPECIAL TERMINATION.

                  (a) CHANGE IN CONTROL. A "Change in Control" shall be deemed to have occurred when any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) becomes a "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the 1934 Act), directly or indirectly, of securities of the Employer representing twenty-five percent (25%) or more of the total number of votes that may be cast for the election of directors of the Employer (other than in the case of the formation of a holding company by the Employer or the holding company's ownership of the capital stock of the Employer), and the Board of Directors of the Employer has not consented to such event by a two-thirds vote of all of the members of the Board of Directors adopted either prior to such event or within sixty (60) days thereafter; provided that if at the time such a consent vote is adopted after such event, the persons who were directors of the Employer immediately prior to such event do not constitute a majority of the Board of Directors of the Employer, or of any successor institution, such vote shall not be deemed to constitute consent for the purposes of this provision. In addition, a Change in Control shall be deemed to have occurred if any tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions has occurred and as the result of, or in connection with, such transaction the persons who were directors of the Employer before such transaction cease to constitute a majority of the Board of Directors of the Employer, or of any successor institution.

                  (b) TERMINATING EVENT. A "Terminating Event" shall mean termination by the Employer of the employment of the Executive with the Employer for any reason other than for cause as defined in Section 6(b) above, or resignation of the Executive from the employ of the Employer, subsequent to the occurrence of any of the following events:

                           (i) A significant change in the nature or scope of the Executive's stated responsibilities or duties from the responsibilities or duties exercised by







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                  the Executive immediately prior to the Change in Control,
                  which change constitutes a demotion;

                           (ii) A demotion in title or in the offices held by the Executive or any removal of the Executive from, or any failure to reelect the Executive to any of the titles or offices held by the Executive; or

                           (iii) A decrease in the base salary and material change in the method of determining bonuses and commissions from that provided in the Schedules hereto payable by the Employer to the Executive, unless (A) other executives employed by the Employer receive similar treatment, or (B) such decrease and material change are the result of a material deterioration of the Employer's operations.

                  The Executive shall provide the Employer with thirty (30) days' notice and an opportunity to cure any of the events listed in this Section 8(b)(i) through (iv) and shall not be entitled to compensation pursuant to this Section 8 unless the Employer fails to cure within a reasonable period.

                  (c)      SEVERANCE PAYMENTS. Subject to the provisions of
         Section 8(d), in the event a Terminating Event occurs within two (2) years after a Change in Control, the Employer shall pay to the Executive as provided in Section 6(e).

                  (d)      LIMITATION ON BENEFITS.

                           (i) It is the intention of the Executive and the Employer that no payments by the Employer to or for the benefit of the Executive under this Agreement and/or any other agreement or plan pursuant to which the Executive is entitled to receive payments or benefits shall be non-deductible to the Employer by reason of the operation of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") relating to parachute payments. Accordingly, and notwithstanding any other provision of this Agreement or any such agreement or plan, if by reason of the operation of said
                  Section 280G, any such payments exceed the amount which can be deducted by the Employer in the aggregate, such payments shall be reduced to the maximum amount which can be deducted by the Employer. To the extent that payments exceeding such maximum deductible amount have been made to or for the benefit of the Executive either under this Agreement and/or any other agreement or plan, such excess payments shall be refunded to the Employer with interest thereon at the applicable Federal Rate determined under Section 1274(d) of the Code, compounded annually, or at such other rate as may be required in order that no such payments shall be non-deductible to the Employer by reason of the operation of said Section 280G. To the extent that there is more than one method of reducing the payments to bring them within the limitations of said





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                  Section 280G, the Executive shall determine which method shall be followed; provided that if the Executive fails to make such determination within forty-five (45) days after the Employer has sent him written notice of the need for such reduction, the Employer may determine the method of such reduction in its sole discretion.

                           (ii) If any dispute between the Employer and the Executive as to any of the amounts to be determined under this
                  Section 8(d), or the method of calculating such amounts, cannot be resolved by the Employer and the Executive, either the Employer or the Executive after giving three days written notice to the other, may refer the dispute to a partner in the Boston office of a firm of independent certified public accountants selected jointly by the Employer and the Executive, which firm must be one of the so-called "big five" firms. The determination of such partner as to the amount to be determined under Section 8(d)(i) and the method of calculating such amounts shall be final and binding on both the Employer and the Executive. The Employer shall bear the costs of any such determination.

                  (e) TERMINATION. The provisions of this Section 8 shall terminate upon the earliest of (i) the termination by the Employer of the employment of the Executive because of death or for cause as defined in Section 6(b), (ii) the resignation of the Executive for any reason prior to a Change in Control, or (iii) the resignation of the Executive after a Change in Control for any reason other than the occurrence of any of the events enumerated in Section 8(b)(i), (ii ),
         (iii) and (iv).

         9. "KEY MAN" LIFE INSURANCE. The Employer has the right to purchase a "key man" term life insurance policy, for a term of up to five years, with respect to the Executive for a beneficial amount of up to five million dollars ($5,000,000.00), for the benefit of the Employer or the Employer's successors or assigns.

         10. ARBITRATION OF DISPUTES. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive's employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association ("AAA") in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Employer may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity's agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 10 shall be specifically enforceable. Notwithstanding the foregoing, this Section 10 shall not preclude either party from pursuing a court action for





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the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 10.

         11. CONSENT TO JURISDICTION. To the extent that any court action is permitted consistent with or to enforce Section 10 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

         12. INTEGRATION. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

         13. ASSIGNMENT; SUCCESSORS AND ASSIGNS, ETC. Neither the Employer nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Employer shall assign its rights under this Agreement without the consent of the Executive in the event that the Employer shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Employer and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

         14. ENFORCEABILITY/SEVERABILITY. If any portion or provision of this Agreement is to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the court may amend such portion or provision so as to comply with the law in a manner consistent with the intention of this Agreement, and the remainder of this Agreement, or the application of such illegal or unenforceable portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of the Agreement will be valid and enforceable to the fullest extent permitted by law. In the event that any provision of this Agreement is determined by any court of competent jurisdiction to be unenforceable by reason of excessive scope as to geographic, temporal or functional coverage, such provision will be deemed to extend only over the maximum geographic, temporal and functional scope as to which it may be enforceable.

         15. WAIVER. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.





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



         16. NOTICES. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, return receipt requested, or by a nationally recognized courier to the Executive at the last address the Executive has filed in writing with the Employer or, in the case of the Employer, at its main offices, attention of the Chief Executive Officer, and shall be effective on the date of delivery in person or by a nationally recognized courier or three (3) days after the date mailed.

         17. AMENDMENT. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Employer.

         18. GOVERNING LAW. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

         19. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.







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



         IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Employer, by its duly authorized officer, and by the Executive, as of the Effective Date.


                                EMPLOYER:

                                PEOPLE'S MORTGAGE CORPORATION


                                By:_________________________________
                                   Name:
                                   Title:


                                EXECUTIVE:



                                ____________________________________
                                Richard G. Reese, Jr.









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


                                   SCHEDULE A
                             ADDITIONAL COMPENSATION


A. The Executive shall be entitled to the following bonuses, payable in accordance with Paragraphs B and C below:

         1. For the period beginning on September 1, 1999 and ending on December 31, 1999, and for each of the calendar years ending on December 31, 2000 and December 31, 2001, the Executive shall be entitled to an amount equal to twenty-five percent (25%) of the aggregate pre-tax profits of the regional offices of the Employer under the managerial control of the Executive; provided that the identity of such regional offices will be determined by the Employer's Chief Executive Officer (the "Regional Offices").

         2. For each of the calendar years ending on December 31, 2002, December 31, 2003, and December 31, 2004, the Executive shall be entitled to an amount equal to:

                  2.1 Fifteen percent (15%) of the aggregate pre-tax profits of the Regional Offices that do not exceed three million dollars ($3,000,000);

                  2.2 twenty percent (20%) of the aggregate pre-tax profits of the Regional Offices that exceed three million dollars ($3,000,000) but are less than four million dollars ($4,000,000); and

                  2.3 twenty-five percent (25%) of the aggregate pre-tax profits of the Regional Offices that exceed four million dollars ($4,000,000).

B. For purposes of this Schedule A, the aggregate pre-tax profits of the Regional Offices shall be calculated by adding the pre-tax profits of each of the Regional Offices for the relevant time period or calendar year as set forth in the balance sheets and profit and loss statements corresponding to each Regional Office as prepared by the Employer on a monthly basis; provided that such profit and loss statements shall include reasonable corporate expense allocations that will vary from time to time.

C. The bonuses provided for in this Schedule A shall be paid as a lump-sum payment on or before April 15 of the calendar year following the year to which the bonus is attributable.








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